UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2017 (May 8, 2017)

Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36407	77-0602661
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-8200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934(§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Alnylam Pharmaceuticals, Inc. (the “Company”) has appointed Manmeet S. Soni to the positions of Senior Vice President, Chief Financial Officer and principal financial officer of the Company, effective May 9, 2017. Michael P. Mason, the Company’s Vice President, Finance and Treasurer, who had assumed the responsibilities as the Company’s principal financial officer on January 6, 2017, will relinquish these responsibilities upon the effectiveness of Mr. Soni’s appointment. Mr. Mason will continue to serve as the Company’s Vice President, Finance and Treasurer and as the Company’s principal accounting officer.

Prior to joining the Company, Mr. Soni, 39, most recently served as the Executive Vice President, Chief Financial Officer and Treasurer of ARIAD Pharmaceuticals, Inc., a biopharmaceutical company, from March 2016 until February 2017, when ARIAD was acquired by Takeda Pharmaceutical Company Limited. Mr. Soni continued as an employee of ARIAD through May 2017. Previously, he served as Chief Financial Officer of Pharmacyclics, Inc., a biopharmaceutical company, until its acquisition by AbbVie, Inc. in May 2015, after which he supported AbbVie during the post-acquisition transition through September 2015. He first joined Pharmacyclics in September 2012 as corporate controller and served in various roles prior to being appointed as Chief Financial Officer and Treasurer in February 2014. Mr. Soni worked at ZELTIQ Aesthetics Inc., a publicly held medical technology company, from January 2012 to September 2012, where he served as Controller and Senior Director of Finance. Prior to ZELTIQ, Mr. Soni worked at PricewaterhouseCoopers in San Jose, CA from June 2007 to January 2012 in the Life Science and Venture Capital Group. Prior to that, he worked at PricewaterhouseCoopers India providing audit and assurance services. Mr. Soni graduated from Hansraj College at Delhi University in India. He is a Certified Public Accountant and completed his Chartered Accountancy from the Institute of Chartered Accountants of India.

In connection with his employment with the Company, Mr. Soni will receive an annual base salary of $490,000. Mr. Soni will also receive an initial sign-on bonus of $100,000 upon commencement of employment (the “Initial Bonus”) and an additional bonus of $50,000 following the first anniversary of his employment start date (the “Subsequent Bonus”). In the event Mr. Soni voluntarily terminates his employment with the Company or is terminated by the Company for cause, within twelve months of (i) the Initial Bonus or (ii) the Subsequent Bonus, Mr. Soni will be required to repay the full gross amount of either the Initial Bonus, if he leaves within the first twelve months, or the Subsequent Bonus, if he leaves within months twelve through twenty-four.

Mr. Soni will also be eligible for an annual cash bonus (commencing with a pro-rated bonus for 2017) under the Company’s Annual Incentive Program with an annual incentive target of 40% of his annual base salary, subject to the achievement of certain performance goals established by the Company. Achievement of Company goals will be determined by the Board and any cash bonus paid will be calculated in accordance with the terms of such Annual Incentive Program.

The Compensation Committee also approved the grant, effective as of May 8, 2017, to Mr. Soni of non-qualified stock options to purchase an aggregate of 150,000 shares of Alnylam’s common stock. These options were granted as an inducement material to Mr. Soni’s entering into employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).

The stock options have a ten-year term and an exercise price equal to $52.61, the per share closing price of the Company’s common stock as reported by NASDAQ on the date of grant. Options to purchase 125,000 shares will vest over four years, with 25% vesting on the first anniversary of the grant date and the remainder vesting ratably at the end of each three-month period thereafter over the remaining three years, and options to purchase 25,000 shares will vest upon the later of the one year anniversary of the date of grant and the launch of the Company’s first internally developed product, assuming in each case Mr. Soni remains continuously employed by the Company as of such date.

Mr. Soni will also be eligible for reimbursement of certain relocation expenses, as well as all other compensation and benefit plans available to the Company’s executive officers.

In addition, Mr. Soni entered into an indemnification agreement with the Company consistent with the form of the existing indemnification agreement entered into between the Company and certain of its executive officers.

Item 7.01. Regulation FD Disclosure

On May 9, 2017, the Company issued a press release announcing Mr. Soni’s appointment as Chief Financial Officer. A copy of this press release is furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated May 9, 2017, furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.

Date: May 9, 2017	By:	/s/ Barry E. Greene

Barry E. Greene
President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 9, 2017, furnished herewith.